UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Angeion Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANGEION CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599
(651) 484-4874

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 26, 2011

          Notice is hereby given that the 2011 Annual Meeting of Shareholders of Angeion Corporation (“Angeion” or the “Company”) will be held at Angeion’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on Thursday, May 26, 2011 beginning at 2:30 p.m. local time, for the following purposes:

1.	To elect six directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for Angeion Corporation for the fiscal year ending October 31, 2011; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

          The Board of Directors has fixed the close of business on April 1, 2011 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

          Since a majority of the outstanding shares of the Company’s common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please sign, date and return the enclosed proxy card promptly.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

Saint Paul, Minnesota
April 14, 2011

PLEASE REMEMBER TO SIGN AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 26, 2011

          We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.angeion.com by following the link for “Investor Relations” and then “Annual Meeting Materials”:

—	Notice of 2011 Annual Meeting of Shareholders to be held on Thursday, May 26, 2011;

—	Proxy Statement for 2011 Annual Meeting of Shareholders to be held on Thursday, May 26, 2011; and

—	Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

          These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

ANGEION CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

PROXY STATEMENT

Solicitation of Proxies

          The Board of Directors of Angeion Corporation, a Minnesota corporation (“Angeion” or the “Company”), is soliciting your proxy for use at the 2011 Annual Meeting of Shareholders to be held at Angeion’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127 at 2:30 p.m. local time on Thursday, May 26, 2011, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed form of proxy will be mailed to shareholders commencing on or about April 15, 2011.

Cost and Method of Solicitation

          The Company will pay the cost of soliciting proxies and may make arrangements with brokerage firms, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of common stock. The Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of the Company may solicit by telephone, electronic transmission or in person proxies.

Voting

          Each share of the Company’s common stock is entitled to one vote. You may vote your shares in person by attending the Annual Meeting or you may vote by proxy. If you vote by proxy, you must sign, date and return the enclosed proxy card in the envelope provided, or follow the instructions on the proxy card to vote by telephone or the Internet.

          The Company encourages you to take advantage of telephone or Internet voting because of their ease and efficiency.

          If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you do not specify on your proxy card how you want your shares voted, the individuals named on the enclosed proxy card will vote your shares as follows:

1.	FOR each of the directors nominated by the Board of Directors in Proposal 1 — Election of Directors; and

2.	FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as independent registered public accounting firm for Angeion Corporation for the year ended October 31, 2011 in Proposal 2.

Quorum and Vote Requirements

          The total number of shares issued and entitled to vote at the meeting as of April 1, 2011 consisted of 3,875,376 shares of common stock, $.10 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 1, 2011 will be entitled to notice of, and to vote at, the Annual Meeting. A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by that proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor or against such matter. For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. If an executed proxy is returned by a broker holding shares in “street name” indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, these shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to these matters.

          Under Minnesota law and the Company’s Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. If the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, however, then that item must be approved by holders of a majority of the minimum number of shares that would constitute a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Revoking a Proxy

If you give a proxy and later wish to revoke it before it is voted, you may do so by:

1.	sending a written notice to that effect to the Secretary of the Company at the address indicated in this Proxy Statement;

2.	submitting a properly signed proxy with a later date;

3.	voting in person at the Annual Meeting; or

4.	if you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility.

          A proxy not properly revoked will be voted as indicated on the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of April 1, 2011 regarding beneficial ownership of the common stock of the Company by (i) the only shareholders known by the Company to own more than five percent of the common stock of the Company, (ii) each director and nominee of the Company, (iii) each Named Executive Officer listed in the Summary Compensation Table and each current executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Shares covered by stock options are included in the table below only to the extent that these options are exercisable within 60 days of April 1, 2011. Unless otherwise indicated, all persons listed below may be reached at the Company’s office.

Shareholder	Shares Directly Owned		Options Exercisable within 60 days	Number of Shares (1)	Percent of Class
Norman H. and Sandra F. Pessin 366 Madison Avenue -14th Floor New York, New York 10017	340,899	(2)	—	340,899	8.8%

Scott A. Shuda** BlueLine Capital Partners II, L.P. c/o BlueLine Management Company 319 Diablo Road, Suite 200 Danville, California 94526	296,390	(3)	—	296,390	7.6%

Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	221,840	(4)	—	221,840	5.7%

Philip I. Smith**	31,667		26,667	58,334	1.5%

Rodney A. Young**	49,447		—	49,447	1.3%

Terrance J. Kapsen**	24,073		34,000	58,073	1.5%

William J. Kullback	11,280		—	11,280	*

Larry R. Degen**	—		—	—	*

John R. Baudhuin**	7,267		26,667	33,934	*

Gregory W. Beasley**	—		—	—	*

Robert E. Munzenrider**	—		—	—	*

Mark W. Sheffert**	—		—	—	*

All directors/current executive officers as a group (9 persons)	408,844		87,334	496,178	12.5%

* Indicates ownership of less than one percent.
** Currently serves as executive officer or director of Angeion Corporation

1.

Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held.

2.	Based on Schedule 13D filed with the SEC by Norman H. and Sandra F. Pessin on July 13, 2010.
3.

Based on Schedule 13D filed with the SEC by BlueLine Capital Partners II, L.P. on August 23, 2010. Mr. Shuda disclaims all beneficial ownership of these shares except for the percentage allocated to him by his ownership in BlueLine Partners, II, LP and its affiliates.

4.	Based on Schedule 13F-H filed with the SEC by Renaissance Technologies LLC on February 11, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance.

          To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended October 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Proposal 1:
Election of Directors

          The Company’s Bylaws, as amended and restated, provide that the Board of Directors will consist of the number of members last elected by a majority vote of the shareholders or by the Board of Directors, which number shall not be less than three nor more than seven directors. The Board of Directors has currently set the number of directors at seven. Six directors will be elected at the 2011 Annual Meeting. Each director will serve until the regular meeting of the shareholders or until a successor has been duly elected and qualified, unless the director retires, resigns, dies, or is removed. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

          It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The names and biographical information concerning the nominees are set forth below, based upon information furnished to the Company by the nominees. The nominees listed below have consented to serve if elected. If the nominee is unable to serve for any reason, the persons named on the enclosed proxy card may vote for a substitute nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Nominees for Election to the Board of Directors

          Mark W. Sheffert, Chairman and Chief Executive Officer of Manchester Companies, Inc., an investment banking and business advisory firm that he founded in 1989. Prior to that, he was President of First Bank System, Inc., the country’s 8th largest bank holding company (now U.S. Bank), headquartered in Minneapolis, Minnesota. He currently serves as a director of Allina Health Systems, Inc., a $3.8 billion revenue diversified healthcare corporation that operates a network of hospitals, clinics and other healthcare services throughout Minnesota and western Wisconsin. He also serves as Chairman of the Board of Directors of BNCCORP, a public Bank Holding Company. Mr. Sheffert served on the board of Analysts International, a public Information Services company, in 2007 and served on the board of Mesaba Airlines, a subsidiary of MAIR HOLDINGS, a public investment company, in 2008. Mr. Sheffert also served as a director of Health Fitness Corporation from January 2001, and Chairman from May 2006, to March 2010, when Health Fitness Corporation was acquired by Trustmark Mutual Holding Company. Mr. Sheffert has also served as a Chairman and a director of Medical Graphics Corporation from January 1997 to December 1999, when Medical Graphics Corporation was acquired by Angeion, and served as a director of Angeion from 2001 until October 2002 when Angeion emerged from a voluntary Chapter 11 Bankruptcy as part of its restructuring of convertible debt. Mr. Sheffert holds a Masters of Science degree in Management (MSM) from The American College in Bryn Mawr, Pennsylvania and is a graduate from the University of Minnesota Graduate School of Business – Executive Program (MEP). Mr. Sheffert is 63 years old and has been a director since September 1, 2010.

          Mr. Sheffert’s service on over 40 Boards of Directors of public, private and not-for-profit corporations over the last 20 years, including serving as a Board Chair, Committee Chair and committee member, brings Angeion’s Board significant experience in public company governance and Board best practices, finance and mergers and acquisitions. Mr. Sheffert’s past experience as a director of Medical Graphics Corporation and Angeion Corporation provides him with additional insights into the challenges that face Angeion.

          Philip I. Smith was named President and Chief Executive Officer of the Company effective January 1, 2011. Previously, he was CEO of DGIMed Ortho, an early-stage medical device company from December of 2008. Prior to that, Mr. Smith served as Executive Vice President – Corporate Development for Vital Images, Inc. from September 2005 until August 2008. He served as Vital Images, Inc. Vice President-Marketing and Corporate Development from January 2004 until September 2005 and its Vice President-Corporate Development from February 2003 until January 2004. From April 2002 to November 2002, Mr. Smith served as President and Chief Executive Officer of Thermonix, an early-stage medical technology company. From April 2000 until April 2002, Mr. Smith was Vice President, Marketing and Corporate Development of Image-Guided Neurologics, Inc., a medical technology company that was acquired by Medtronic. From August 1997 to February 2000, Mr. Smith was an investment banker with the medical technology group at US Bancorp Piper Jaffray. Before August 1997, Mr. Smith held senior sales positions at GE Medical Systems. Mr. Smith holds a Masters of Business Administration (MBA) degree from the Wharton School of the University of Pennsylvania. Mr. Smith is 43 years old and has been a director since 2006.

          Mr. Smith brings to the Board significant knowledge of the medical device and medical technology industries combined with management and leadership experience. Additionally, Mr. Smith’s background in investment banking and finance gives him unique insights into Angeion’s challenges, opportunities and operations.

          John R. Baudhuin is Chief Executive Officer of California-based Mad Dogg Athletics Inc. (MDA), an international health and fitness company that he founded in 1994. MDA manufactures, distributes and develops fitness products and related educational programs through its offices in the United States, Italy and the Netherlands. With over 200,000 certified instructors and 35,000 licensed facilities, the company’s SPINNING®, Peak Pilates®, Resist-a-ball® and Bodyblade® brands have a presence in over 80 countries worldwide. Prior to founding MDA, Mr. Baudhuin worked as a Certified Public Accountant for Los Angeles-based Duitch, Franklin & Company, where he provided a variety of accounting, tax, consulting and strategic planning services. Mr. Baudhuin is an active member of the Young Presidents Organization and holds a Masters in Business Administration (MBA) degree from Loyola Marymount University. Mr. Baudhuin is 49 years old and has been a director since 2007.

          Mr. Baudhuin’s 16 years of experience as CEO of a company manufacturing and distributing fitness products worldwide bring a strong perspective to the challenges Angeion faces in its New Leaf Health and Fitness product line. As a former Certified Public Accountant, Mr. Baudhuin brings additional expertise to Angeion’s audit committee.

          Gregory W. Beasley is the managing partner of G. Woodrow and Company, a San Francisco-based consulting firm that provides innovative marketing, business development, and business process design services for startups and global firms. Prior to founding G. Woodrow and Company in 2002, Mr. Beasley served from 1998 to 2001 as Vice President of Business Development and International Accounts for Vicinity Corporation, an internet local search company. Before joining Vicinity, Mr. Beasley ran the Consumer Division of Worlds.com, and prior to that he co-founded and operated Software Care Limited, a London–based healthcare software company providing innovative medical enterprise software products. Mr. Beasley holds a Masters in Business Administration (MBA) degree from Harvard University. Mr. Beasley is 47 years old and has been a director since November 1, 2010.

          Mr. Beasley’s experience as an officer of, and consultant to, a number of companies engaged in worldwide commerce, including medical enterprise software and internet solutions, provides Angeion with unique marketing and international expertise to confront the challenges the Company’s MedGraphics and New Leaf product lines face in domestic and international markets.

          Robert E. Munzenrider is the founder or co-founder of several e-commerce businesses. He is also the retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., a Fortune 500, international medical device manufacturing and marketing company. Since 2004, Mr. Munzenrider also has served as a member of the Board of Directors of Viad Corp, a company engaged in the convention services and travel services industry. Mr. Munzenrider is Chair of the Viad Corporate Governance and Nominating Committee, serves on its Audit Committee and serves as an audit committee financial expert for Viad. Mr. Munzenrider also served as a director of ATS Medical, Inc., a medical device manufacturer, from April 2003 until August 2010, as a director of Criticare Systems, Inc. from April 2007 until April 2008 and as director of CABG Medical, Inc., a medical device company from November 2004 until February 2006. In February 2011, Mr. Munzenrider joined the Board of Directors of Kips Bay Medical, Inc., a development stage medical device manufacturer, and currently serves as lead director, Chair of the Audit Committee, designated Financial Expert, Chair of the Governance and Nominating Committee and Member of the Compensation Committee. Mr. Munzenrider holds a Bachelors of Science degree in Accounting (BSA) from the University of Montana. Mr. Munzenrider is 66 years old and has served as a director since September 1, 2010.

          Mr. Munzenrider brings strong Board governance, executive management and financial management experience to the Angeion Board. Mr. Munzenrider has held his CPA license since 1971 and has served in the position of Chief Financial Officer for a majority of his professional career and also served on the Boards and audit committees of a number of public companies and brings additional expertise to the Company as an audit committee financial expert.

          Rodney A. Young was President and Chief Executive Officer of Angeion until December 31, 2010 when he stepped down from that role. He has over 25 years in the medical device, manufacturing and pharmaceutical industries. Prior to joining Angeion Corporation as Executive Vice President in July 2004, Mr. Young had served as a healthcare industry consultant. Prior to that, Mr. Young was a director, Chief Executive Officer and President of LecTec Corporation from August 1996 until July 2003 and Chair of LecTec from November 1996 until July 2003. Prior to his employment at LecTec, Mr. Young served Baxter International, Inc. in various management roles, most recently as Vice President and General Manager of the Specialized Distribution Division. Mr. Young previously held a variety of sales and marketing positions at 3M Company and Upjohn. Mr. Young also serves as director and Audit Committee Chair of Delta Dental of Minnesota. Mr. Young currently serves as a director and Audit Committee Chair of Allina Health Systems, Inc. Mr. Young also served as a director of Possis Corporation from 1999 to April 2008 when it was acquired by Medrad, Inc., a subsidiary of Bayer AG, and served as a director of Health Fitness Corporation from April 2001 to February 2010 when it was acquired by Trustmark Mutual Holding Company. Mr. Young was appointed as a director, President and Chief Executive Officer of the Company effective November 1, 2004. He holds a Bachelor of Science degree in Business Administration (BSB) from Truman State University. Mr. Young is 56 years old and has been a director since 2004.

          Mr. Young’s experience and perspective as former Angeion Chief Executive Officer for six years, his 25-year career background in medical devices and healthcare, and his past and current service on a number of other healthcare related Boards provides him with a broad understanding of the healthcare and medical device industry as well as the operations of a public company.

Director not Standing for Reelection

          In addition to these nominees, each of whom is serving as a director, Scott A. Shuda, age 45, is also a current director of Angeion. Mr. Shuda is a Managing Director and Co-founder of BlueLine Partners, LLC, (“BlueLine’), a special situations investment firm that focuses on publicly listed technology and healthcare companies. Mr. Shuda was originally appointed as a director on March 9, 2010 and was elected, with the Company’s other nominees, to a one-year term at the May 2010 Annual Meeting of Shareholders. On August 10, 2010, BlueLine and affiliated entities filed a Schedule 13D (the “13D Filing”) with the Securities and Exchange Commission describing several areas of concern with respect to the Company’s governance and its business strategy. In its filing, BlueLine called for a special meeting of shareholders to replace a majority of the directors of Angeion Corporation. On August 18, 2010, Angeion and BlueLine entered into an agreement (“Agreement”) that provided for BlueLine withdrawing its efforts to call a special meeting of shareholders.

          Under the Agreement, BlueLine and Angeion agreed to a process that would establish a reconstituted Angeion Board consisting of seven members. The Agreement provided that four of the current members of the Board, including Mr. Shuda, would remain directors of Angeion. The other three continuing directors other than Mr. Shuda would be current board members of Angeion initially acceptable to BlueLine. These four continuing directors would then appoint three new directors, each of whom must be reasonably acceptable to each of the continuing directors.

          Effective September 1, 2010, Mark W. Sheffert and Robert E. Munzenrider were appointed to the Angeion Board of Directors, directors Shuda, Baudhuin, Smith, and Young continued as directors and the other three then-current directors resigned as directors from the Angeion Board. The entire Board of Directors, including Mr. Shuda, subsequently appointed Gregory W. Beasley as the seventh member of the Board of Directors, with Mr. Beasley joining the Board on November 1, 2010.

          On April 11, 2011, Mr. Shuda advised the Board that he and BlueLine were satisfied that the issues raised in the 13D Filing had been successfully addressed by the Company. Mr. Shuda further reported that his confidence in the reconstituted Board of Directors, Angeion’s new Chief Executive Officer, and the progress made by the Company with respect to the strategic plans for the Company’s Medical Graphics and New Leaf business lines, had caused Mr. Shuda and BlueLine to believe that Mr. Shuda’s continued service on Angeion’s Board was no longer necessary. Accordingly, Mr. Shuda advised the Board that he and BlueLine would prefer that Mr. Shuda not stand for reelection at the 2011 Annual Meeting of Shareholders.

          The Angeion Governance and Nominating Committee will immediately begin a search for an appropriate candidate to replace Mr. Shuda on the Board of Directors. After consulting with the Board’s Governance and Nominating Committee, Mr. Shuda agreed that he would remain as a director until such time as the Board of Directors identified and appointed a suitable director to the Board of Directors so that Angeion remained in compliance with independence requirements of the Nasdaq Stock Exchange.

The Board of Directors and Management Recommend a Vote “For” the Election of Each Nominee

Proposal 2:
Ratification of the Appointment of Independent Registered Public Accounting Firm

General Information

          The Board of Directors recommends that the shareholders ratify the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the independent registered public accounting firm for Angeion Corporation for the fiscal year ending October 31, 2011. Baker Tilly provided services in connection with the audit of our financial statements for the years ended October 31, 2010, 2009 and 2008.

          The Company expects representatives of Baker Tilly to be present at the Annual Meeting of Shareholders and these representatives will have the opportunity to make a statement if they desire to do so. In addition, these representatives will be available to respond to appropriate questions.

          During the two fiscal years ended October 31, 2010, there were no: (1) disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events. The audit reports of Baker Tilly on the consolidated financial statements of Angeion Corporation as of and for the years ended October 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Independent Registered Public Accountants

          Baker Tilly has served as the independent registered public accounting firm for the Company since May 1, 2008.

Audit Fees

          The following table presents fees for professional audit services and all other fees rendered by Baker Tilly for the audits of the Company’s consolidated financial statements for the years ended October 31, 2010 and 2009, respectively:

	Year Ended October 31, 2010	Year Ended October 31, 2009
Audit fees	$128,000	$130,000
Tax compliance fees	18,000	21,000
All other fees	—	—
	$146,000	$151,000

          During fiscal 2010 and 2009, respectively, the Company paid fees of $128,000 and $130,000 to Baker Tilly related to the audit of the Company’s consolidated financial statements and reviews of quarterly and interim reporting information, and audit of the Company’s 401(k) Savings Plan.

          The $18,000 and $21,0000 paid for tax compliance fees is related to tax compliance services provided by Baker Tilly during fiscal 2010 and 2009, respectively.

          The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. In connection with the approval of the annual audit services and related fees, the Audit Committee also pre-approves certain audit related fees for the independent auditor responding to and researching technical accounting questions and other matters related to the financial statements under audit. All of the services provided by the independent auditors during 2010 and 2009 have been approved by the Audit Committee under its pre-approval process.

The Board of Directors and Management Recommend a Vote “For”
Ratification of the Appointment of Baker Tilly Virchow Krause, LLP

CORPORATE GOVERNANCE

General

          The Board of Directors is committed to sound and effective corporate governance practices. We continue to review our governance policies and practices, the provisions of the Sarbanes-Oxley Act of 2002, the recently adopted and proposed rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”), and have implemented policies and taken actions to ensure compliance with the rules and regulations applicable to the Company.

Code of Ethics and Business Conduct

          The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, chief financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports, that are intended to ensure the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company and compliance with laws, rules and regulations concerning such periodic reporting.

          We currently make our governance policies and procedures, as well as our current committee charters, available to the public on our website: www.angeion.com.

The Board, Board Committees and Meetings

          Meeting Attendance. The Board of Directors meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During the fiscal year ended October 31, 2010, the Board of Directors held 10 regular and special meetings and one strategy meeting. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. At its regularly scheduled Board meetings, the Company’s directors meet in executive session without the Chief Executive Officer present.

          Committees of the Board of Directors. The Board of Directors has established an Audit Committee, Compensation Committee and a Governance and Nominating Committee. The composition and function of each Committee is set forth below:

Director	Audit	Compensation	Governance and Nominating
John R. Baudhuin	X	Chair	X
Gregory W. Beasley		X	X
Robert E. Munzenrider	Chair	X	X
Mark W. Sheffert
Scott A. Shuda	X		X
Philip I. Smith
Rodney A. Young

          Audit Committee. The Audit Committee operates under a written charter adopted effective June 1, 2000, as amended on June 2, 2003. The Audit Committee reviews the Company’s internal control structure and financial reporting activities, reviews the scope of the annual audit, reviews non-audit services performed by the independent registered public accounting firm to determine and maintain auditor independence, selects the Company’s independent registered public accounting firm, reviews the Company’s audited consolidated financial statements prior to release to the public and conducts discussions with the Company’s independent registered public accounting firm each quarter in connection with their quarterly review. Baker Tilly, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. Each of the members of the Audit Committee is independent as defined by the rules of the Nasdaq Stock Market and the SEC. The Company’s Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Robert E. Munzenrider qualifies as an audit committee financial expert to meet the SEC definition of an “audit committee financial expert.” The Audit Committee held five meetings during fiscal 2010. The Charter of the Audit Committee is posted on the Company’s website at www.angeion.com.

          Compensation Committee. The Compensation Committee operates under a written charter as amended March 1, 2010. Among other duties, the Compensation Committee reviews compensation of the Company’s officers for fairness and competitiveness, determines the necessity for, and content of, any officer employment contracts, advises and recommends incentives in the form of overall corporate bonus plans and determines bonuses and grants of stock options for the Company’s officers, and reviews the performance of the Company’s Chief Executive Officer. The Compensation Committee also has the authority to make awards under, and adopt and alter administrative rules and practices governing, the Company’s qualified or unqualified benefits plans, including the Company’s 2002 Stock Option Plan and 2007 Stock Incentive Plan. The charter of the Compensation Committee requires that this Committee consist of no fewer than two board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Compensation Committee meets these requirements. The Compensation Committee held two meetings during fiscal 2010. The Charter of the Compensation Committee is posted on the Company’s website at www.angeion.com.

          Governance and Nominating Committee. The Governance and Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of Directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of Board committees, facilitating Board self-assessment and reviewing and advising on regarding strategic direction and strategic management. The Committee operates under a charter approved by the Board and each of its members is independent under Nasdaq listing standards. The Governance and Nominating Committee held one meetings during fiscal 2010. The Charter of the Governance and Nominating Committee and the Angeion Corporation Governance Guidelines are posted on the Company’s website at www.angeion.com.

Director Independence

          The Board of Directors has reviewed director independence guidelines in a manner consistent with the definitions of “independence” set forth in SEC Rule 10A-3 under the Securities Exchange Act of 1934 and the rules of the Nasdaq Stock Market. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each director and director nominee and has determined that Messrs. Baudhuin, Beasley, Munzenrider and Shuda, are “independent” under SEC Rule 10A-3 and an “independent director” under the rules of the Nasdaq Stock Market.

Director Nominations

          The independent members of the Board of Directors are responsible for considering and selecting the nominees for election as directors at annual shareholder meetings. The Board believes a nominee should possess the highest level of professional and personal ethics and values, be free of any material conflict of interest with respect to board service, have broad experience at the policy-making level, have the ability to provide insight and practical wisdom based on experience and expertise, be an “independent director” as defined by the rules of the SEC and the Nasdaq Stock Market, be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have experience and knowledge that will enhance or maintain a diversity of business background among board members.

          In addition, the Board believes that one or more of the Company’s directors should possess certain specific qualities or skills. These include, among others, experience with publicly held companies, an understanding and background in corporate management, experience in delegation of duties, accounting experience, financial experience, legal experience, marketing experience, understanding of the medical device industry, and background and experience necessary to qualify as an “audit committee financial expert” as defined by the SEC.

          The Committee does not have a formal policy regarding diversity. Nevertheless, in making its recommendations, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Committee seeks to have a Board that reflects diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

          The Board’s Governance and Nominating committee is comprised of independent directors who serve as the standing committee responsible for considering and recommending director nominees to the Board of Directors. Although the Governance and Nominating Committee has not received a submission in the past, it will consider qualified candidates for director that are submitted by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance and Nominating Committee at: Angeion Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any Shareholder desiring to submit a director candidate for consideration at our 2012 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than October 31, 2011 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate.

Board Leadership

          The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board; however, the Board has determined that it is in the best interest of the Company’s shareholders for the roles of Chairman and CEO to be separated. The current CEO Philip I. Smith is a member of the Board, while Mark W. Sheffert serves as Chairman of the Board of Directors. Under this structure, the Chairman, in collaboration with other non-employee directors, takes an active role in establishing the Board’s governance practices, including setting Board meeting agendas, establishing Board priorities and establishing processes and procedures, while the CEO is able to focus on the execution of the Company’s strategies, achievement of its goals and management of the Company’s day-to-day operations.

Board Oversight of Risk Management

          Angeion faces a variety of risks, including operational risk, financial risk, compliance risk, legal risk, risk to its reputation and IT risk. To date, the Board has informally discharged its responsibility for oversight of risk management both directly and through the Audit Committee. In addition, the Board encourages management to incorporate risk management considerations into the Company’s strategies and day-to-day business operations. The Board is currently evaluating options to determine the best method for effectively discharging its responsibility for oversight of risk management, including its direct involvement in reviewing primarily and regularly, or formally delegating the primary risk management oversight role to a Board committee.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Angeion Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota, 55127-8599. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. Shareholders may also communicate with members of the Board by sending an e-mail to investor@angeion.com.

EXECUTIVE OFFICERS OF THE COMPANY

          Philip I. Smith, President and Chief Executive Officer. Mr. Smith’s biographical and other information is set forth above under “Nominees for Election to the Board of Directors.”

          Terrance J. Kapsen, age 60, was named Angeion’s Executive Vice President on December 10, 2009. Prior to his promotion to Executive Vice President, Mr. Kapsen’s role within the Company spanned nearly three decades and he served in a number of executive positions with the Company in areas including product development, technical services, marketing, and both domestic and international sales management. Mr. Kapsen was instrumental in the formation of Angeion’s New Leaf health and fitness business and most recently has been responsible for marketing and corporate business development as Senior Vice President for both the MedGraphics and New Leaf product lines. Mr. Kapsen received his Bachelor of Science from St. John’s University in Collegeville, Minnesota.

          Larry R. Degen, age 56, joined Angeion as Corporate Controller in April 2010. Mr. Degen was named Interim Chief Financial Officer in July 2010. Previously, Mr. Degen served as Chief Financial Officer of Micro Dynamics Corporation (dba Logic), a contract manufacturing and engineering services firm from February 2008 to November 2008. Prior to joining Logic, Mr. Degen was Vice President and Principal Accounting Officer of Pemstar, Inc., an international contract manufacturing company and engineering services firm, from 2002 to 2007 and Vice President and Corporate Controller from 1999 to 2002. Prior to Pemstar, he was employed by Capital Safety Company Ltd, a safety products manufacturer, as Chief Financial Officer, and at Palaru Corporation, a commercial printer, as Chief Financial Officer. Mr. Degen was also employed by Ernst & Young for 15 years, where he served primarily manufacturing clients in audit and special project support services. Mr. Degen holds a Bachelor of Arts, in Accounting and Business Administration/Economics from St. John’s University in Collegeville, Minnesota.

EXECUTIVE COMPENSATION

Executive Compensation Philosophy and Objectives of Compensation Program

          Our philosophy with respect to the compensation of Executive Officers is based upon the following principles established by the Compensation Committee:

Executive Compensation Policy

          Executive talent and performance are critical to the success of the Company. Executive compensation at Angeion Corporation is designed to provide a competitive compensation opportunity relative to similar medical instrument and device companies, in a manner aligned with business performance and shareholder returns. The Company uses base salaries, an annual incentive plan and equity grants to accomplish these objectives, and performs regular benchmarking analyses against comparable companies to anchor its practices firmly in the competitive market. The Company makes minimal use of perquisites in Executive Compensation. When assessing the market competitiveness of our compensation programs, we review third-party surveys and publicly available data relating to a specific group of companies.

Base Salary

          The Company has adopted a policy that Base Salaries would be administered in a range set around the median of comparable companies, based primarily on individual experience, performance against objectives and other contributions, while taking into account the overall financial health of the Company.

Incentive Plan

          The Company’s 2010 annual incentives were linked to achievement of key business objectives through the establishment of the 2010 Management Incentive Bonus Plan described below. Payouts were available under the Annual Incentive Plan objective when threshold performance goals, established by the Board, were met. Upon achievement of all business objectives for a year, payouts are intended to be competitive in the industry. Substantial overachievement against all performance-based goals established by the Board creates a payout opportunity around the upper quartile of comparable companies.

Equity Compensation

          Different forms of equity are used to directly align executive compensation with overall shareholder returns while managing expense and dilution of common shareholders. The Company’s equity compensation practices are designed to be around median in the industry over time, and provide significant compensation opportunities above the median only in conjunction with substantial shareholder returns on a sustained basis. The Company currently uses stock options and restricted stock awards to accomplish equity compensation objectives.

Disclosure

          The Company is committed to fair and full public disclosure of all compensation matters for its executive officers and for all equity compensation plans. The Company will not disclose any specific business goals related to its incentive plan that could be used by competitors.

          All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Our programs are geared to short and longer-term performance with the goal of increasing shareholder value over the long term. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

          We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Compensation Process

Elements of In-Service Compensation and Relationship to Objectives

          We also provide the executive officers and other members of management with other benefits available to our employees generally, such as health, life, dental and disability insurance and participation in a 401(k) Plan.

Determining Executive Compensation and Design of Compensation Programs

          It has been the practice of our Compensation Committee to review, at the beginning of the fiscal year, the elements of the executive officer’s total compensation and compare the compensation of the executive officers with the compensation of officers performing comparable functions in their peer comparison group. Based upon this analysis, base salaries for our executive officers are reviewed and set at the first regularly scheduled meeting of our Compensation Committee and then recommended to the Full Board.

          In setting base salaries, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers and other member of management who report to him. These executive officers are not present at the time of these deliberations. For fiscal year 2010, the Compensation Committee reviewed Mr. Young’s recommendations with respect to the salary compensation of the members of management.

          Consistent with its overall compensation philosophy, the Compensation Committee recommended and the Board approved and adopted the 2010 Management Incentive Bonus Plan (the “2010 Bonus Plan”), which is described below. The 2010 Bonus Plan provided for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined objectives. Payouts under the 2010 Bonus Plan would be based on achievement of two separate measurements:

(i)	Pre-tax income before equity-based compensation (that is, net pre-tax income prior to any stock-based compensation expense incurred for equity grants) (“PEBC”) (50% weighting); and

(ii)	Total Angeion revenue (50% weighting).

          There is a threshold, a target and a maximum for each of the two measurements under the 2010 Bonus Plan. Approximately 25 employees were eligible to participate in the 2010 Bonus Plan. The payouts to Mr. Young, Mr. Kapsen and Mr. Degen are described in the Summary Compensation Table.

Use of Compensation Consultant

          Under the Compensation Committee’s charter, the Committee has the authority to retain, at the Company’s expense, independent counsel or other advisers as it deems necessary to carry out its responsibilities. Although the Compensation Committee retained Launch Venture Services in 2010 to advise it on compensation matters, including compiling a list of comparable companies and related information about executive and non-employee Board compensation, due in part to the changes in the Board of Directors that occurred in the fourth quarter of fiscal 2010, the Compensation Committee and Board took no action on these matters in 2010. Launch Venture Services was originally hired by the Compensation Committee in a prior year upon the recommendation of management.

Accounting and Tax Considerations

          We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and these benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Equity Granting Process

          Traditionally, we have granted stock awards to our executive officers and other key salaried employees in conjunction with the review of the individual performance of our executive officers. The Company did not grant any stock options or restricted stock grants in 2010. Stock options are also granted in connection with the appointment of new executive officers, with the option grant effective as of the first day of employment. These regular and new-hire grants of stock options are approved in advance by the Compensation Committee or the board of directors. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our 2007 Stock Incentive Plan.

Summary of Cash and Certain Other Compensation

          The following table shows information concerning compensation earned for services in all capacities during the fiscal year for (i) Rodney A. Young, President, Chief Executive Officer, (ii) Terrance J. Kapsen, Executive Vice President, (iii) William J. Kullback, former Chief Financial Officer and (iv) Larry R. Degen, Interim Chief Financial Officer (together referred to as our “Named Executive Officers”) for the fiscal year ended October 31, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Rodney A. Young
President and Chief	2010	314,600	–	–	180,000	20,304	514,904
Executive Officer	2009	314,600	–	87,332	43,258	16,584	461,774

Terrance J. Kapsen Executive Vice President(3)	2010	194,145	–	–	61,248	23,883	279,276

William J. Kullback
Chief Financial	2010	153,846		–	–	87,831	241,677
Officer(4)	2009	200,000	–	52,400	19,375	19,313	291,088

Larry R. Degen Interim Chief Financial Officer(5)	2010	56,385	–	–	20,671	5,534	82,590

          The Company did not grant any stock options to executive officers in 2009 or 2010. The Company does not have a nonqualified deferred compensation plan. Accordingly, these columns have been omitted from the Summary Compensation Table.

1.

Rodney A. Young and William J. Kullback were awarded restricted stock awards in 2009 in the amount of 33,333 and 20,000 shares, respectively, vesting over a three-year period. The tabled amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

2.

Represents amounts payable under the 2009 and 2010 Bonus Plans. Mr. Kapsen was paid $61,248 and Mr. Degen was paid $20,671 under the Angeion 2010 Bonus Plan. Mr. Young was paid $43,258 and Mr. Kullback was paid $19,375 under the Angeion 2009 Bonus Plan. In connection with the mutual separation and termination agreement dated as of December 15, 2010, between the Company and Mr. Young, the Company agreed to pay Mr. Young a bonus of $180,000 in lieu of amounts that otherwise may have accrued under the Angeion 2010 Bonus Plan and any other bonus plan of the Company.

3.	Mr. Kapsen was elected as an executive officer in December 2009. Amounts represent fiscal 2010 totals.
4.	Mr. Kullback’s employment was terminated as of July 9, 2010. Other compensation includes $20,250 and $49,382 for unpaid accrued time off and termination benefits, respectively.
5.	Mr. Degen joined Angeion in May 2010 and was named Interim Chief Financial Officer July 9, 2010.

Outstanding Equity Awards as of October 31, 2010

          The following table sets forth certain information concerning stock option awards outstanding to the Named Executive Officers at October 31, 2010:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Mr.Young(1)						31,111	131,600
	24,000	–	–	6.23	10/6/2013
	33,000	–	–	7.79	10/6/2013
	35,000	–	–	2.53	9/14/2015
	12,000	–	–	5.08	5/25/2016
	40,000	–	–	7.86	10/30/2014

Mr. Kapsen						15,999	67,676
	7,500	–	–	2.00	10/6/2013
	10,000	–	–	2.53	9/14/2015
	4,500	–	–	5.08	5/25/2016
	865	–	–	6.60	8/21/2014
	11,135	–	–	7.86	10/30/2014

Mr. Degen	–	–	–	–	–	–	–

The first two columns represent the total number of securities underlying unexercised options, both exercisable and unexercisable, that were outstanding as of October 31, 2010.

1.

At December 15, 2010, Mr. Young and the Company entered a Mutual Separation and Termination Agreement. Under terms of that agreement, 31,111 of unvested restricted stock awards outstanding at fiscal year-end were terminated upon the end of Mr. Young’s employment. In March 2011, Mr. Young exercised in-the-money options to purchase 35,000 shares and the remainder of his options expired.

2010 Director Compensation

          The following table sets forth certain information regarding the compensation the Company paid to its non-employee directors for services rendered during the fiscal year ended October 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($) (2)	All Other Compensation ($)	Total ($)
Mr. Baudhuin	32,500	–	32,500
Dr. Ehlen	51,334	–	51,334
Mr. Munzenrider	8,335	–	8,335
Mr. Penn	32,334	–	32,334
Mr. Sheffert	8,835	–	8,835
Mr. Shuda	21,900	–	21,900
Ms. Skjefte	56,334	–	56,334
Mr. Smith	52,000	–	52,000

The Company made no stock or option awards to non-employee directors in 2010.

1.	Directors Ehlen, Penn and Skjefte resigned on September 1, 2010. Directors Sheffert and Munzenrider were elected to the Board on September 1, 2010.

2.

Each non-employee director receives an annual retainer of $16,000 ($4,000 per quarter) and a meeting fee of $1,500 for each board meeting attended and $1,000 for each committee meeting attended. Committee chairs are paid annual retainers as follows: Board chair, $10,000; all other committee chairs, $7,000. In addition to the regular director fees, directors Ehlen, Skjefte and Smith received payments of $15,000, $25,000 and $15,000, respectively, for services on a Special Committee of the Board of Directors. Prior to the time he was elected as director, Mr. Sheffert’s firm provided advisory services to the Company. See “Certain Relationships and Related Transactions” in the Proxy Statement.

2011 Director Compensation

          On April 11, 2011, the Board of Directors established the Non-Employee Director 2011 Compensation Plan, effective May 1, 2011. The compensation plan consists of the following elements: (i) an annual director retainer of $20,000; (ii) additional annual retainers of $25,000 for the Chairman of the Board, $10,000 for the Chair of the Audit Committee and $7,500 for the Chair of the Compensation Committee; (iii) Board meeting fees of $2,750 for Board Chair and $1,750 for other Board Members and (iv) Committee meeting fees of $1,250 per meeting.

          In addition, the Company will issue $32,000 in restricted stock grants on the date of the 2011 Annual Meeting of Shareholders, vesting over one year. Prior to fiscal 2010, when a new member joined the Board, Angeion generally made “initial” option grants (later changed to restricted stock grants) and would make annual grants as well. These were a set number of shares so the “value” would differ from year to year. Under the new non-employee director compensation plan, the amount of equity compensation is a set dollar amount, with the number of shares to vary by value on the date of grant.

          Finally, on April 11, 2011, the Company issued pro rata restricted stock grants for new directors that joined the Board since the 2010 Annual Meeting, equal to $32,000 divided by the number of months of service performed during the time period from the date of the 2010 Annual Meeting of Shareholders to the 2011 Annual Meeting of Shareholders. The effective rate was $2,667 per month. These restricted stock grants were issued on April 11, 2011, and will vest on October 31, 2011, the end of the current fiscal year. The amount issued were (i) 5,128 shares to Mr. Sheffert (nine months or $24,000), (ii) 5,128 shares to Mr. Munzenrider (nine months or $24,000), (iii) and 3,989 shares to Mr. Beasley (seven months or $18,667).

Compensation of Officers and Related Matters

Rodney A. Young–Employment Agreement, Change in Control Agreement, Management Succession and Mutual Separation and Transition Agreement

          On October 31, 2007, the Company entered into an Amended Employment Agreement and Change in Control Agreement with Mr. Young. In fiscal 2008, the Company increased Mr. Young’s salary to $314,600 and his salary was unchanged in fiscal 2009 and 2010. Under the Amended Employment Agreement, Mr. Young received an annual salary of $314,600 and is entitled to earn an annual cash bonus ranging from 22.5% to 100% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors. Targeted annual cash bonus for achievement of the objectives was 42.5%. Mr. Young’s Employment Agreement could be terminated upon 60 days written notice by either party, upon notice by the Company of termination “for cause” or upon the event of Mr. Young’s death or disability. The Agreement also contained a non-compete provision for one year after the termination of Mr. Young’s employment.

          On November 15, 2010, Angeion announced that Mr. Young would step down as President and Chief Executive Officer, but would continue as an Angeion director and a consultant to the Company. Angeion also announced that its Board had implemented a succession plan, naming Angeion board member Philip I. Smith as President and Chief Executive Officer to succeed Young. Young remained with Angeion in a transition period through December 31, 2010, and Smith assumed the President and Chief Executive Officer positions on January 1, 2011.

          In connection with this transition, on November 15, 2010, the Company and Mr. Young entered into a Mutual Separation and Transition Agreement and related agreements under which (i) the Company agreed to continue Mr. Young’s base salary of $314,600 for one year; (ii) Mr. Young will be paid a lump sum bonus payment of $180,000 on February 1, 2011, in lieu of any bonus or incentive amounts that he otherwise would have been eligible to receive under the applicable Angeion bonus and incentive plans; (iii) Mr. Young agreed to be a consultant to the Company for a 18-month period beginning January 1, 2011 and agreed to an extended non-compete covenant in exchange for a monthly payment of $6,000 through June 30, 2012; and (iv) the Company agreed to provide a portion of Mr. Young’s health coverage for up to 24 months. Mr. Young has also agreed to continue as a member of the Board of Directors of the Company and the Board indicated that it intended to nominate Mr. Young for election to serve as an Angeion director at the 2011 Annual Meeting of Shareholders.

Philip I. Smith. Smith–Letter Agreement

          The Company also entered into a letter agreement with Mr. Smith as President and Chief Executive Officer under which Mr. Smith receives a base salary of $260,000. The Board has agreed to increase Mr. Smith’s salary by $10,000 at the end of six months and twelve months, assuming satisfactory performance by Mr. Smith. Mr. Smith will also have a bonus opportunity with target at 50% of his salary and a maximum of 100% of his salary, to be a combination of performance based corporate goals and personal goals developed by Mr. Smith together with the Angeion Compensation Committee and Board of Directors. Mr. Smith also received a one-time initial award of 25,000 shares of common stock vesting over a three-year period and will receive an annual grant of performance-based stock up to 30,000 shares based upon satisfaction of performance criteria that will be established by the Compensation Committee and Board of Directors. In March 2011, the Compensation Committee established the performance metrics for the vesting of 10,000 shares for Mr. Smith in fiscal 2011. In addition, Mr. Smith will be paid a personal allowance of $12,000 per year. The Company also intends to enter into a change in control agreement under which, if Mr. Smith’s employment is terminated by Angeion without cause or by Mr. Smith for good reason within twelve months of a change in control, Mr. Smith would be entitled to twelve months of base salary, plus any unpaid but earned bonuses and additional medical and outplacement payments.

Terrance J. Kapsen–Employment Arrangement and Change in Control Agreement

          The Company has no formal employment agreement with Mr. Kapsen. Mr. Kapsen currently receives an annual salary of $200,000 and is entitled to earn an annual cash bonus ranging from 17.5% to 50% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors. Targeted annual cash bonus for achievement of the objectives was 25%. Mr. Kapsen’s employment is on an “at will” basis and may be terminated with or without prior notice by either party. The Company and Mr. Kapsen have agreed to non-compete provisions which extend for one year after the termination of Mr. Kapsen’s employment.

          The Company and Mr. Kapsen agreed to enter into a Change-in-Control Agreement dated as of October 22, 2004. Under this agreement, if Mr. Kapsen’s employment is terminated during a period of twenty four months following a Change-in-Control of the Company (i) by the Company other than for Cause or death, or (ii) by Mr. Kapsen for Good Reason (as these terms are defined in the Agreements), then he will be entitled to a lump-sum payment equal to his currently effective base salary. In addition to these amounts, Mr. Kapsen would be entitled to a fee for out-placement services in an amount up to $20,000 and the Company would continue to pay its portion of his health insurance for twenty four months as if he were still employed. Had this termination without cause occurred at October 31, 2010, the amount payable to Mr. Kapsen pursuant to his Change-in-Control Agreement would be approximately $220,000.

Potential Payments under Terrance J. Kapsen Change in Control Agreement:

Termination Without Cause or Resignation For Good Reason Within 24 Months of a Change in Control
Salary Continuation/Severance Payments	$220,000
Bonus	—
Accelerated Vesting of Stock Options	*

          *Stock options become fully exercisable and restricted stock and restricted stock units automatically become fully vested upon the occurrence of a change in control as defined in the 2007 Plan, except that awards based on performance criteria where the performance period has not been achieved at the time of a change in control will not automatically accelerate. The Board may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

William J. Kullback–Employment Agreement and Change in Control Agreement

          Effective March 17, 2008, the Company entered into an Employment Agreement with Mr. Kullback. Under the Employment Agreement, Mr. Kullback received an annual salary of $200,000 and was entitled to earn an annual cash bonus ranging from 17.5% to 50% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors. Mr. Kullback’s Employment Agreement could be terminated upon 60 days written notice by either party, upon notice by the Company of termination “for cause” or upon the event of Mr. Kullback’s death or disability. The Agreement also contained a non-compete provision for one year after the termination of Mr. Kullback’s employment. On July 9, 2010, the Company and Mr. Kullback agreed to terms of separation resulting in separation payments as disclosed above in footnotes to the Summary Compensation Table.

Larry R. Degen–Employment Arrangement

          The Company has no formal employment agreement with Mr. Degen. Mr. Degen currently receives an annual salary of $135,000 and is entitled to earn an annual cash bonus ranging from 17.5% to 50% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors, which bonus is prorated for the 2010 partial year of employment. Targeted annual cash bonus for achievement of the objectives, as prorated, was 12.5%. Mr. Degen’s employment is on an “at will” basis and may be terminated with or without prior notice by either party.

Bonuses for Executive Officers

          Under the 2010 Bonus Plan, the Company established two separate categories: (i) Pre-tax income before equity-based compensation (“PEBC Income(Loss)”), that is net pre-tax income prior to any stock-based compensation expense incurred for equity grants (50% weighting); and (ii) total Angeion revenue (50% weighting). The payout to Mr. Young was agreed as a part of the Mutual Separation and Termination Agreement described above, in lieu of amounts accrued in the 2010 Plan. The payouts to Mr. Kapsen and Mr. Degen shown in the Summary Compensation Table reflect the Company’s achievement of revenue of $29.0 million and a PEBC (loss) of $(77,000), which resulted in base salary payouts of 30.6% and 15.3% (time prorated), respectively.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors, in accordance with its charter, reviewed and discussed the audited financial statements with management and Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended October 31, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

          The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications to the Audit Committee concerning independence. The Audit Committee and the independent registered public accounting firm have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

          Additionally, the Audit Committee reviewed and pre-approved the services provided by Baker Tilly other than audit services and considered whether the provision of these other services by Baker Tilly is compatible with maintaining its independence. In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent registered public accounting firm are compatible with, and did not impair, auditor independence.

          The Audit Committee also discussed with Baker Tilly the overall scope and plans for their respective audits for the year 2010. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

          Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended October 31, 2010, as filed with the Securities and Exchange Commission.

Fiscal 2010 Members of the Audit Committee

John R. Baudhuin Robert E. Munzenrider Scott A. Shuda

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

          The Company anticipates holding its 2012 Annual Meeting on or about May 24, 2012 and anticipates mailing its materials on or about April 12, 2012. The Secretary of the Company must receive any shareholder proposal intended for inclusion in the Company’s proxy material for the 2012 Annual Meeting of Shareholders no later than the close of business on December 10, 2011.

          A shareholder who wishes to make a proposal for consideration at the 2012 Annual Meeting, but does not seek to include the proposal in the Company’s proxy material, must notify the Secretary of the Company. The notice must be received no later than February 25, 2012. If the notice is not timely, then the persons named on the Company’s proxy card for the 2012 Annual Meeting may use their discretionary voting authority when the proposal is raised at the meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          Prior to September 1, 2010, the Company paid fees and expenses to Manchester Companies Inc., where Mr. Sheffert serves as Chairman and Chief Executive Officer, totaling $132,364 in fiscal 2009 and 2010 in relation to (i) corporate governance advisory services provided to the Company’s Board of Directors and a Special Committee of the Board, (ii) financial oversight services provided to the Company following the departure of the former Chief Financial Officer and during the transition of the Interim Chief Financial Officer, (iii) corporate governance advisory services provided to the Company’s Board of Directors and Special Committee after BlueLine’s filing of its August 10, 2010 Schedule 13D, and (iv) advisory services provided to the Company’s Board of Directors in negotiating with BlueLine, resulting in the August 18, 2010 Agreement between Angeion and BlueLine under which Angeion agreed to reconstitute its Board of Directors and BlueLine agreed to withdraw its request for a special meeting of shareholders. The agreement with Manchester was terminated when Mr. Sheffert became a director of Angeion.

ANNUAL REPORT

          The Annual Report of the Company for the year ended October 31, 2010, which includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, accompanies this Notice of Annual Meeting and proxy solicitation material. Shareholders may also without charge obtain a copy of the Annual Report of the Company, which includes the Annual Report on Form 10-K, upon written request to the Chief Financial Officer of the Company at the address indicated on this Proxy Statement. Copies of the Annual Report on Form 10-K, including exhibits and financial statement schedules, may also be obtained on the Company’s website www.angeion.com or the SEC’s website www.sec.gov.

Other Matters

          As of the date of this Proxy Statement, management knows of no other matters that may come before the 2011 Annual Meeting. However, if matters other than those referred to above should properly come before the 2011 Annual Meeting, the individuals named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/angn Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 John R. Baudhuin 02 Gregory W. Beasley 03 Robert E. Munzenrider	04 Mark W. Sheffert 05 Philip I. Smith 06 Rodney A. Young	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for Angeion Corporation for the fiscal year ending October 31, 2011.	☐	For	☐	Against	☐	Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED AND FOR PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

Date
I plan to attend the meeting ☐ Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANGEION CORPORATION

350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

ANGEION CORPORATION 2011 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 26, 2011
2:30 p.m. Minnesota time

Angeion Corporation 350 Oak Grove Parkway Saint Paul, Minnesota 55127-8599	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Philip I. Smith and Mark W. Sheffert, or either of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Angeion Corporation to be held at the Company’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota, on Thursday, May 26, 2011 at 2:30 p.m. Minnesota time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Angeion Corporation held of record by the undersigned on April 1, 2011 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

See reverse for voting instructions.
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